Filed pursuant to Rule 433
Registration No. 333- 189888

ROYAL BANK OF CANADA
MEDIUM-TERM NOTES, SERIES F
$2,000,000,000
2.200% SENIOR NOTES, DUE JULY 27, 2018
FINAL TERM SHEET
DATED JULY 24, 2013

Terms and Conditions

Issuer:	Royal Bank of Canada

Title of the Series:	2.200% Senior Notes, due July 27, 2018

Expected Ratings1:	Aa3 / AA- / AA (Stable / Stable / Stable)

Principal Amount:	$2,000,000,000

Issue Price:	100%

Trade Date:	July 24, 2013

Settlement Date:	July 29, 2013

Maturity Date:	July 27, 2018

Minimum Denomination:	$1,000 and integral multiples of $1,000

Interest Rate:	2.200%

Treasury Benchmark:	1.375% UST due June 30, 2018

Treasury Benchmark Price:	$100-00.75

Treasury Yield:	1.370%

Re-offer Spread to Treasury Benchmark:	T + 83 bps

Re-Offer Yield:	2.20%

Fees:	0.25%

Interest Payment Dates:	Semi-annually on each January 27 and July 27, beginning January 27, 2014

Payment Convention:	Unadjusted following business day convention

1 A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

Business Days:	New York, Toronto

Day Count Fraction:	30/360

Listing:	None

Optional Redemption:	None

CUSIP / ISIN:	78008S7D2/US78008S7D27

Lead Managers and Joint Book Runners:	RBC Capital Markets, LLC Goldman, Sachs & Co.

Co-Managers:
ANZ Securities, Inc.
Capital One Securities, Inc.
Credit Agricole Securities (USA) Inc.
HSBC Securities (USA) Inc.
ING Financial Markets LLC
Lloyds Securities Inc.
nabSecurities, LLC
Santander Investment Securities Inc.
SG Americas Securities, LLC
SunTrust Robinson Humphrey, Inc.
TD Securities (USA) LLC
Wells Fargo Securities, LLC

Royal Bank of Canada (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the lead managers will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting RBC Capital Markets, LLC toll free at 1-866-375-6829 or Goldman, Sachs & Co. toll free at 1-866-471-2526.

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